June 9, 2008


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Authorization to Sign Rule 16 Forms

I am a Senior Vice President of General Electric Company ("GE") and, until further written notice, I hereby individually authorize Michael R. McAlevey (GE's Vice President, Chief Corporate, Securities & Finance Counsel),
Elizabeth Nemeth (GE's Corporate and Securities Counsel), Christoph Pereira (GE's Corporate and Securities Counsel), and Eliza W. Fraser (GE's Associate Corporate Counsel) to sign on my behalf any Form 4, Form 5 or related form that I have filed or may file hereafter in connection with my direct or indirect beneficial ownership of General Electric Company securities, and to take any other action of any type whatsoever in connection with the foregoing which in his or her opinion may be of benefit to, in the best interest of, or legally required by me.


Very truly yours,

Pamela Daley
S/Pamela Daley


STATE OF CONNECTICUT)
ss
COUNTY OF FAIRFIELD )


Subscribed and sworn to before me on this the 9 of June, 2008.


S/Barbara L. Shoop
Name: Barbara l. Shoop
Notary Public
My commission expires 8-31-09